EXHIBIT 99.2

Darden Board of Directors Elects CEO Eugene I. Lee, Jr. as Chair;
Darden Names Ricardo Cardenas as President and Chief Operating Officer;
Rajesh Vennam Named Chief Financial Officer

ORLANDO, Fla., December 18, 2020 /PR Newswire/ -- The Darden Restaurants, Inc. (NYSE:DRI) Board of Directors has elected Chief Executive Officer Eugene (Gene) I. Lee, Jr. as Chairman of the Board, succeeding Charles (Chuck) M. Sonsteby, effective January 4, 2021. Mr. Sonsteby will become the Board’s Lead Independent Director.
“At a time of unprecedented change in our industry, the Board concluded that it is in the best interests of the Company to combine the roles of Chairman and CEO in order to drive the most efficient execution of its long-term strategy,” said Sonsteby. “Gene is an extraordinary leader with a passion for our business and team members resulting from decades of restaurant operating experience and successful executive leadership. He has delivered significant value for shareholders and we believe this is the right time for him to assume this role.”
Mr. Lee became chief executive officer and a member of the board of directors in 2015.
“I am honored to serve as the Chairman of the Board of Directors. I want to thank Chuck for his leadership and mentorship as Chairman. Strong independent leadership on the Board is important and I am confident that as the Lead Independent Director, Chuck will continue to provide strong leadership and oversight to Darden,” said Mr. Lee.
Additionally, Ricardo (Rick) Cardenas has been named President and Chief Operating Officer. Mr. Cardenas has served as Darden’s Chief Financial Officer since 2016.
Prior to being named CFO, Mr. Cardenas served as Senior Vice President and Chief Strategy Officer. He began his career with Darden as an hourly employee in 1984, before joining the restaurant support center team in 1992 as an Auditor. From there he held increasingly more responsible positions including Director of Corporate Development, Director of Finance and Technology for Seasons 52, Vice President of Finance and Assistant Controller for Olive Garden, Senior Vice President of Finance and Controller for LongHorn Steakhouse, Senior Vice President of Finance and Controller for Red Lobster, and Executive Vice President of Operations for LongHorn Steakhouse.
Finally, the Company has named Rajesh (Raj) Vennam to the role of Chief Financial Officer. Mr. Vennam began his career at Darden in 2003 as a Sr. Business Analyst for Market Development. He went on to work as a Sr. Financial Analyst in Investment Analysis, Olive Garden Marketing Analysis, and Treasury; and eventually as a Manager of Treasury prior to being promoted to Director of Financial Planning & Analysis for LongHorn in 2010. In 2013, Mr. Vennam joined Red Lobster as a Sr. Director and progressed to Senior Vice President of Financial Planning & Analysis and Treasury. He returned to Darden in 2016 as Senior Vice President, Finance & Analytics, assuming additional responsibilities as Treasurer in 2020.
“The organizational changes announced today reflect our intention to provide Rick and Raj a diversity of experience while creating growth opportunities for them. Rick has been a strong partner over the past five years and this role will provide him the opportunity to oversee new areas of the business while broadening his influence across Darden,” said Lee.
Lee continued, “Raj has done an exceptional job in his current role at Darden. His promotion to CFO recognizes his significant contributions and will allow him to broaden his responsibilities while assuming a more strategic role across Darden.”
These organizational changes will take effect on January 4, 2021.

About Darden
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.
Analysts: Kevin Kalicak, (407) 245-5870; Media: Justin Sikora, (407) 245-5219

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